EXHIBIT 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

The following unaudited pro forma condensed combined statement of operations of T.O Entertainment, Inc., (“TOE” or the "Company") gives effect to the merger of TOE and IBI Acquisitions, Inc. ("IBI") as if such transaction occurred at the beginning of the periods presented. The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2011 is derived from the audited financial statements of TOE for the year ended March 31, 2011 and audited financial statements of IBI for the year ended May 31, 2011. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2011 is derived from the unaudited financial statements of TOE for the six months ended September 30, 2011 and IBI for the six months ended November 30, 2011.

The unaudited pro forma condensed combined balance sheet at September 30, 2011 gives effect to the Merger of TOE and IBI as if such transaction occurred on September 30, 2011.  The unaudited pro forma condensed combined balance sheet is derived from the historical balance sheets of TOE and IBI as of September 30, 2011.

The unaudited pro forma condensed combined financial data do not reflect the effects of any anticipated changes to be made by TOE in its operations from the historical operations and are presented for informational purposes only and should not be construed to be indicating (i) the results of operations or the financial position of TOE that actually would have occurred had the proposed merger been consummated as of the dates indicated or (ii) the results of operation or the financial position of TOE in the future.

The proposed Merger is expected to be accounted for as a reverse merger and it is the intention of the parties to discontinue the operations of IBI immediately upon closing.

The following pro forma condensed combined financial data and notes are qualified in their entirety by reference to, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operation," the consolidated financial statements and notes thereto of TOE and IBI and other historical information included elsewhere in this filing.

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T.O Entertainment Inc.
Proforma Condensed Combined Balance Sheet
As of September 30, 2011

	TOE	IBI	Adjustments		Pro Forma
Assets
Cash and cash equivalents	$427,654	$1,093		$-	$428,747
Accounts receivable, net	2,261,109				2,261,109
Inventories	710,584				710,584
Other current assets	307,390				307,390
Film costs	7,454,705				7,454,705
Investment in animation film	2,323,140				2,323,140
Property, plant and equipment	92,402				92,402
Other assets	313,916				313,916
Total assets	$13,890,900	$1,093		$-	$13,891,993

Liabilities and stockholders’ deficit
Accounts payable	$2,809,118	$12,296	$		$2,821,414
Other payables and accrued expenses	171,232	8,750			179,982
Bank loans – Current portion	531,100				531,100
Deferred revenue	8,399,616				8,399,616
Convertible bonds	433,459				433,459
Option liability	19,443				19,443
Bank loans – non-current portion	4,148,705				4,148,705
Total liabilities	16,512,673	21,046			16,533,719

Stockholders’ deficit:
Common stock	2,018,421	20,187		(40,140)	1,998,468
Stock option reserves	1,056,278				1,056,278
Accumulated deficit	(5,115,353)	(40,140)		40,140	(5,11,353)
Accumulated other comprehensive loss	(602,998)				(602,998)
Non-controlling interest	21,879				21,879
Total stockholders’ deficit	(2,621,773)	(19,953)		-	(2,641,726)
Total liabilities and stockholders’ deficit	$13,890,900	$1,093		$-	$13,891,993

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T.O Entertainment Inc.
Proforma Condensed Combined Statement of Operations
For the Year Ended March 31, 2011

	TOE	IBI	Adjustments	Pro Forma
Revenues	$16,266,624	$-	$-	$16,266,624

Cost of revenue	15,326,354	-		15,326,354

Gross profit (loss)	940,270	-		940,270

Selling, general and administrative expenses	2,845,519	5,217		2,850,736

Income (loss) from operations	(1,905,249)	(5,217)		(1,910,466)

Other (expenses)	(103,597)	-		(103,597)

Income (loss) from operations before income taxes	(2,008,846)	(5,217)		(2,014,063)

Income tax provision	-	-		-

Net income (loss)	(2,008,846)	(5,217)		(2,014,063)

Other comprehensive loss:
Foreign currency translation loss	(287,297)	-		(287,297)

Comprehensive loss	$(2,296,143)	$(5,217)	$-	$(2,301,360)

Per share information – basic and fully diluted:
Weighted average shares outstanding				29,788,090
Net loss per share, basic				$0.07

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T.O Entertainment Inc.
Proforma Condensed Combined Statement of Operations
For the Six Months Ended September 30, 2011

	TOE	IBI	Adjustments	Pro Forma

Revenues	$10,763,832	$-	$-	$10,763,832

Cost of revenue	8,287,350			8,287,350

Gross profit (loss)	2,476,482			2,476,482

Selling, general and administrative expenses	1,307,594	15,770		1,323,364

Income (loss) from operations	1,168,888	(15,770)		1,153,118

Other (expenses)	(74,846)	-		(74,846)

Income (loss) from operations before income taxes	1,094,042	(15,770)		1,078,272

Income tax provision	-	-		-

Net income (loss)	1,094,042	(15,770)		1,078,272

Other comprehensive loss:
Foreign currency translation loss	(277,135)	-		(277,135)

Comprehensive loss	$816,907	$(15,770)	$-	$801,137

Per share information – basic and fully diluted:
Weighted average shares outstanding				33,000,000
Net earnings per share, basic				$0.03

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T.O Entertainment In c.

Notes to Condensed Combined Proforma Financial Statements

Note 1.  Description of the Transaction

On January 3, 2012, IBI Acquisitions, Inc., a Colorado corporation (“IBI”), entered into separate  Investment Agreements (the “Investment Agreements”) with 20 shareholders (the “Investors”) of T.O Entertainment, Inc. a Japan corporation (“TOE”) who are the owners of one hundred percent (100%) of the outstanding shares of TOE.  Pursuant to the terms of the Investment Agreements, each of the Investors agreed to make a direct investment in IBI in the form of a contribution to IBI of all shares of common stock of TOE owned by the Investor (“TOE Shares”), and IBI agreed to issue to each of the Investors approximately 6,893 shares of common stock of the Registrant for each TOE Japan Share invested in IBI.  At the time of closing under the Investment Agreements, the Investors will invest a total of 4,596 TOE Japan Shares (representing 100% of the outstanding stock of TOE) in IBI, by transferring ownership of such shares to IBI, and IBI will issue a total of 31,680,000 shares of common stock of IBI to the Investors in exchange for their TOE Japan Shares.   The effect of the transaction will be to make TOE and its subsidiaries wholly-owned subsidiaries of IBI, and to cause a change of control of IBI.  Following the closing, the Investors will own a total of 31,680,000 shares of common stock of IBI representing 96% of its issued and outstanding common stock.

The transaction is being accounted for as a “reverse merger,” since the stockholders of TOE will own a majority of the outstanding shares of IBI’s common stock immediately following the completion of the transaction.  TOE is deemed to be the accounting acquirer in the reverse merger.  Consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements for periods prior to the transaction will be those of TOE and its subsidiaries, and will be recorded at the historical cost basis of TOE.  After completion of the transaction, IBI’s consolidated financial statements will include the assets and liabilities of IBI and TOE and its subsidiaries, the historical operations of TOE and its subsidiaries, and the operations of IBI and its subsidiaries from the closing date of the transaction.

Note 2.  Presentation

The proforma condensed consolidated financial statements gives effect to the transaction as if occurred at the beginning of the periods presented.

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